SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant     |X|
Filed by a Party other than the Registrant      

Check the appropriate box:

|X|            Preliminary Proxy Statement
             Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
             Definitive Proxy Statement
             Definitive Additional Materials
             Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MASTEC, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
|X|           No fee required
            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

              Fee paid previously with preliminary materials.

	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our shareholders:

                A Special Meeting of Shareholders of MasTec, Inc. will be held on Wednesday, December 10, 2003, at 9:30 a.m., local time, at our corporate headquarters located at 3155 N.W. 77th Avenue, Miami, Florida 33122-1205. At the Special Meeting, shareholders will be asked to vote on the following proposals:

1.	The approval of the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees; and

2.	Such other business as may properly be brought before the Special Meeting, and at any adjournments or postponements of the Special Meeting.

                The proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on November 5, 2003 are entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements of the Special Meeting.

                All shareholders are cordially invited to attend the Special Meeting in person. However, to ensure that your stock is represented at the meeting in case you are not personally present, you are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Return of the proxy card will not prevent you from voting in person at the meeting should you decide to do so. As an alternative, all shareholders are encouraged to vote by telephone or online and enroll for electronic delivery of future proxy and other materials.

Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information and enrollment.

By Order of the Board of Directors,

/s/ Austin J. Shanfelter
Austin J. Shanfelter, President and Chief Executive Officer
Miami, Florida

November 17, 2003

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting as described in the proxy statement.

November 17, 2003

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 10, 2003

                The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the Special Meeting of Shareholders of MasTec to be held at our corporate headquarters located at 3155 N.W. 77th Avenue, Miami, Florida 33122-1205, on Wednesday, December 10, 2003, at 9:30 a.m. local time. At the Special Meeting, our shareholders will be asked to vote on one proposal (the “Proposal”), which is described in greater detail in this Proxy Statement.

                This Proxy Statement and accompanying proxy are first being mailed or transmitted electronically on or about November 17, 2003 to shareholders of record at the close of business on November 5, 2003. All properly executed written proxies and all properly completed proxies submitted by telephone or via the internet will be voted at the Special Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

                Only holders of record of shares of common stock at the close of business on November 5, 2003 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of the meeting.

VOTING

General

                The securities that can be voted at the Special Meeting consist of our common stock, with each share entitling its owner to one vote on all matters brought before the Special Meeting. Only shareholders of record at the close of business on November 5, 2003 are entitled to vote at the Special Meeting. On the record date, [48,141,625] shares of common stock were outstanding and eligible to be voted at the Special Meeting, and there were [2,159] record shareholders.

Proxies

                If you are not present in person at the Special Meeting, your shares can be voted only if represented by proxy or if you vote telephonically or online. The shares represented by your proxy will be voted in accordance with your instructions only if you properly complete, sign and return the accompanying proxy card to our Secretary prior to the Special Meeting or vote your ballot telephonically or online.

               Shareholders may be eligible to vote electronically through the Internet or by telephone. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information on voting by telephone or online and registering to receive future proxy and other materials online.

               Shareholders not wishing to vote telephonically or electronically through the Internet or whose proxy card does not reference telephone or online voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via telephone or online does not affect the right to vote in person at the Special Meeting. If no choice is specified on a returned proxy card, the shares represented by the proxy will be voted in favor of approval of the MasTec Amended and Restated 2003 Stock Incentive Plan for Non-Employees (the “Amended and Restated Non-Employee Plan”), and in the discretion of the holder of the proxy on all other matters that may properly come before the Special Meeting.

Quorum and Vote Required

                The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

                If a quorum is present, you may vote in favor of or against the Proposal or you may abstain from voting. The vote required to approve the Proposal is governed by Florida law, and is the affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Special Meeting. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore, will have the same legal effect as voting against each proposal.

                As of November 5, 2003 (the record date for the Special Meeting), our directors and executive officers beneficially owned or controlled approximately [24,634,157] shares of our common stock ([2,675,492] of which are shares beneficially owned through options exercisable within 60 days), constituting approximately 51% of the outstanding common stock. We believe that these holders will vote their shares of common stock in favor of the Amended and Restated Non-Employee Plan. Therefore, the presence of a quorum and the approval of the Amended and Restated Non-Employee Plan are reasonably assured.

Revoking Your Proxy

                A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise (1) by written notice delivered to our Secretary at 3155 N.W. 77th Avenue, Miami, Florida 33122-1205, (2) by executing and delivering to our Secretary a proxy with a later date, (3) by attending the Special Meeting and voting in person or (4) by submitting a telephonic or electronic vote with a later date. With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Special Meeting will not, in itself, constitute revocation of a proxy.

                If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock intended to be voted from your bank, broker or other nominee that holds of record your shares of common stock and proof of identity for entrance to the meeting.

Costs of this Proxy

                In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. No additional compensation will be paid to such directors, officers or employees for proxy solicitation. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies for the Special Meeting will be borne by MasTec.

Voting by Participants in the MasTec 401(k) Retirement Plan

                Separate proxy cards are being transmitted to all persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”). These proxy cards appoint MassMutual Financial Group, who acts as Trustee for the 401(k) Plan, to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon. In the event no proxy card is received from a participant or beneficiary or a proxy card is received without instructions, or in the event shares are not yet allocated to any participant’s account, the Trustee will vote the shares of stock of the participant and any unallocated shares “FOR” the Proposal. The Trustee does not know of any other business to be brought before the Special Meeting but it is intended that, if any other matters properly come before the Special Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

                Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card to the Plan Tabular may revoke it at any time prior to its use by executing and delivering to the Plan Tabular a duly executed proxy card bearing a later date or by giving written notice to the Plan Tabular at the following address: ADP Investor Communication Services, Attention: Tabulation Department, 51 Mercedes Way, Edgewood, NY 11717. Under the terms of the 401(k) Plan, only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Special Meeting in person.

PROPOSAL 1

APPROVAL OF THE MASTEC, INC.
AMENDED AND RESTATED 2003
STOCK INCENTIVE PLAN FOR NON-EMPLOYEES

PROPOSAL

        MasTec’s Board of Directors has adopted the Amended and Restated Non-Employee Plan, subject to the approval of the MasTec shareholders. If approved, the amendment would amend, restate and supercede the MasTec, Inc., 2003 Stock Incentive Plan for Non-Employees (“2003 Non-Employee Plan”) that was approved by the MasTec shareholders on May 30, 2003.

SUMMARY OF PROPOSED AMENDMENTS

        The principal amendments to be effected by the Amended and Restated Non-Employee Plan (all of which are discussed in more detail under the heading "Summary of Amended and Restated Non-Employee Plan" below) are as follows:

•	Restricted Stock Awards. In addition to providing awards of non-statutory stock options, the Amended and Restated Non-Employee Plan permits the Compensation Committee of the MasTec Board of Directors, in its discretion, to grant awards of restricted stock.

•	Discretionary Options for Directors. The Amended and Restated Non-Employee Plan permits the discretionary granting by the Compensation Committee of stock options to non-employee directors, in addition to the automatic grants provided by formula pursuant to the 2003 Non-Employee Plan. The 2003 Non-Employee Plan only contemplates discretionary stock option grants to non-employee advisors.

•	Limitation on Aggregate Number of Shares Issuable under the Plan. The Amended and Restated Non-Employee Plan imposes a limit on the aggregate number of shares which may be issued pursuant to options or restricted stock granted under the plan of 2,500,000 shares (subject to adjustment in the event of stock splits, stock dividends, combinations, recapitalizations, reorganizations, or similar events). The 2003 Non-Employee Plan had no such limit.

•	Other Amendments. The Amended and Restated Non-Employee Plan also (1) grants the Compensation Committee express authority to amend outstanding options or restricted stock awards, including accelerating the vesting schedule upon a termination of services, and (2) provides for an additional exception to the general prohibition on transfers of options granted under the plan to permit transfers of options to such persons as the Compensation Committee may deem appropriate.

RECOMMENDATION

        The Board of Directors believes that stock based awards can play an important role in the success of MasTec by encouraging and enabling the non-employee directors and advisors of MasTec, upon whose judgment, initiative and effort MasTec largely depends for the successful conduct of its business, to acquire a proprietary interest in MasTec. MasTec’s Board of Directors anticipates that providing such persons with a direct stake in MasTec’s welfare will assure a closer identification of the interests of participants in the Amended and Restated Non-Employee Plan with those of MasTec, thereby stimulating their efforts in MasTec’s behalf and strengthening their desire to continue to provide services to MasTec.

        MasTec’s Board of Directors believes that the Amended and Restated Non-Employee Plan will help MasTec to achieve its goals by keeping MasTec’s incentive compensation program dynamic and competitive with those of other companies, and by providing greater flexibility in designing such incentives through the proposed use of discretionary options and restricted stock issuances. The dilutive effect of such incentives is limited by the newly imposed aggregate share limitation. Accordingly, MasTec’s Board of Directors believes that the Amended and Restated Non-Employee Plan is in the best interest of MasTec and its shareholders.

        The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to approve the amendment and restatement of the MasTec, Inc. 2003 Non-Employee Plan.

SUMMARY OF THE AMENDED AND RESTATED NON-EMPLOYEE PLAN

        The following description of the Amended and Restated Non-Employee Plan is qualified in its entirety by reference to the applicable provisions of the Amended and Restated Non-Employee Plan and agreements related to the Amended and Restated Non-Employee Plan. A copy of the Amended and Restated Non-Employee Plan may be accessed through our website at www.mastec.com under Investor Relations. Additionally, MasTec will promptly deliver a paper copy of the Amended and Restated Non-Employee Plan to a shareholder upon receiving a written or oral request. Any such shareholder who wishes to receive a separate paper copy of the Amended and Restated Non-Employee Plan should contact MasTec Investor Relations by telephone at 1-305-599-1800 or by mail to: MasTec Investor Relations, 3155 NW 77th Avenue, Miami, Florida 33122-1205.

Administration.

        The Amended and Restated Non-Employee Plan is administered by MasTec’s Compensation Committee, which is appointed by MasTec’s Board of Directors. The members of the Committee must be “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Among other powers and duties, the Compensation Committee establishes rules and regulations for the Amended and Restated Non-Employee Plan; interprets plan provisions; determines the number of shares and the exercise price of options granted; determines the time when options or awards will be granted and exercisable; and prescribes other forms and agreements related to the options or awards under the Amended and Restated Non-Employee Plan. Pursuant to one of the amendments effected by the Amended and Restated Non-Employee Plan, the Committee specifically has the power, with the consent of the person entitled to exercise an outstanding option, to amend the option in any manner consistent with the provisions of the Amended and Restated Non-Employee Plan that it may deem advisable, including accelerating the vesting schedule upon a participant’s termination of service, whether as a director or advisor, to MasTec.

Types of Awards.

        The Amended and Restated Non-Employee Plan provides for formula and discretionary grants of non-qualified stock options and restricted stock awards. (See “Terms of Options” and “Awards of Restricted Stock” below.) The 2003 Non-Employee Plan does not provide for discretionary option grants to non-employee directors or for restricted stock awards.

Stock Subject to the Plan.

        The shares to be issued under the Amended and Restated Non-Employee Plan are shares of MasTec’s common stock, $0.10 par value per share. On November 5, 2003, the closing price of MasTec’s common stock reported on the New York Stock Exchange was $[____] per share. The MasTec 2003 Non-Employee Plan provided for the issuance of up to 1,000,000 shares of MasTec’s common stock as an initial authorization, and each December 31, beginning December 31, 2003, the authorized shares would automatically be increased by the number of shares subject to grants made during the calendar year ending on such December 31. As with the 2003 Non-Employee Plan, the Amended and Restated Non-Employee Plan provides for an initial authorization of 1,000,000 shares of common stock with an automatic increase as of each December 31 (beginning December 31, 2003), based on the number of shares subject to grants made during the calendar year ending on such December 31, subject to the maximum number of shares. In the event that any awards under the Amended and Restated Non-Employee Plan do not vest or are forfeited, terminated, surrendered or canceled without being exercised or settled, common stock covered by such award, or portion thereof, will again become available for issuance under the Amended and Restated Non-Employee Plan, but would reduce the number of shares of the automatic increase for that year. Subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, exchange of shares or other changes in the corporate structure or shares of stock, the aggregate number of shares of MasTec common stock that can be issued under the Amended and Restated Non-Employee Plan is 2,500,000 shares. The 2003 Non-Employee Plan had no such limit.

Eligibility for Awards.

        In consideration of their services, any “advisor” (an individual who serves as an advisor or consultant to MasTec or a member of our controlled group of companies under a relationship other than that of common law employee), any member of MasTec’s Board of Directors who is not and never has been either an officer or common law employee of MasTec, or a member of MasTec’s controlled group, is eligible to receive awards under the Amended and Restated Non-Employee Plan.

        As of November 5, 2003, there were six non-employee directors and one non-employee advisor eligible to receive grants under the Amended and Restated Non-Employee Plan.

Options Granted.

        As of November 5, 2003, the Compensation Committee has granted options to purchase 105,000 shares and has not granted any restricted stock awards under the Amended and Restated Non-Employee Plan.

Terms of Options.

        Options are granted under the Amended and Restated Non-Employee Plan on terms and conditions determined by the Compensation Committee, subject to the provisions described below:

        Formula Grants. Under the Amended and Restated Non-Employee Plan, as with the original plan, there are provisions for automatic option grants to non-employee directors according to a formula under the plan. Under the formula, as of the first business day of the month following the initial election of the non-employee director and each re-election term of the non-employee director, such non-employee director will automatically receive an option to purchase 20,000 shares. As of the first business day following the annual shareholders meeting in any year in which a non-employee director does not receive a grant due to an election or re-election, such director will automatically receive an option to purchase 7,500 shares.

        Discretionary Grants. The Compensation Committee has discretion to grant additional options to non-employee directors and options to advisors under the Amended and Restated Non-Employee Plan from time to time. Such discretionary grants were not available to non-employee directors under the terms of the 2003 Non-Employee Plan.

        Option Price. Unless otherwise determined by the Compensation Committee, the exercise price of each option granted under the Amended and Restated Non-Employee Plan is 100% of the fair market value of share of the common stock on the day of the grant.

        Vesting. Formula option grants for non-employee directors will become exercisable with respect to 33% of the options granted on each of the first two anniversaries of the date of grant, and with respect to the remainder of the options granted, on the third anniversary of the date of grant. Formula grants become fully exercisable upon a change of control as defined in the Amended and Restated Non-Employee Plan. Discretionary grants to advisors and non-employee directors will become exercisable with respect to 33% of the options granted on each of the first two anniversaries of the date of grant, and with respect to remainder of the options granted on the third anniversary of the date of grant, and become fully exercisable upon a change of control as defined in the Amended and Restated Non-Employee Plan. Under the Amended and Restated Non-Employee Plan, the Compensation Committee has specifically reserved the right to accelerate vesting in connection with a grant to any non-employee director or advisor upon a termination of the participant’s services to MasTec. The Compensation Committee did not have this express authority under the 2003 Non-Employee Plan.

        Term of Option. Unless otherwise specified by the Compensation Committee, the term of any option is ten years from the date of grant.

        Termination of Service. Under the Amended and Restated Non-Employee Plan, the Compensation Committee reserves the right to accelerate vesting upon a termination of service. Unless otherwise specified by the Compensation Committee, following a termination of service for any reason, all unexercisable options will immediately terminate, and exercisable options will remain exercisable (not beyond the option’s expiration date) for one year.

        Exercise of Options. Payment of the exercise price may be made in cash, by tendering previously acquired shares of MasTec’s stock that has been held for six months, by a combination of cash and surrender of shares, or any other method approved by the Compensation Committee.

Awards of Restricted Stock.

        The 2003 Non-Employee Plan did not provide for awards of restricted stock. Under the Amended and Restated Non-Employee Plan, awards of restricted stock are granted on terms and conditions determined by the Compensation Committee, subject to the provisions described below:

        Grants. The Amended and Restated Non-Employee Plan would permit grants of restricted stock, which is a grant of MasTec’s common stock, subject to restrictions described below.

        Restrictions and Vesting. Unless the Compensation Committee specifies otherwise, restricted stock awards vest and become non-forfeitable with respect to 100% of the shares subject to the award on the third anniversary of grant, if the recipient is a non-employee director or advisor on that date. The Compensation Committee is permitted to impose any other conditions, restrictions, forfeitures and contingencies on awards of restricted stock. In addition, vesting and lapse of restrictions may be accelerated by the Compensation Committee at any time. Unless otherwise determined by the Compensation Committee, upon the recipient’s death, disability, or change of control as specified by the Amended and Restated Non–Employee Plan, outstanding restricted stock awards that are subject only to a time-based vesting schedule, become fully vested and non-forfeitable. If an outstanding award of restricted stock remains subject to any other type of vesting schedule or requirement (e.g., a criteria based schedule), then such award shall become vested in a proportionate amount upon the occurrence of a death, disability, or change of control as defined in the Amended and Restated Non-Employee Plan. The proportionate amount shall be calculated as the ratio of the amount of time completed from the date of the applicable event compared to the original term of the restricted stock agreement.

        Rights of the Shareholder. The recipient of a restricted stock award will have the rights of a shareholder with respect to the shares of restricted stock held in his or her name upon the granting of the award, including the right to vote the shares and to receive dividends.

        Termination of Services. Except as otherwise determined by the Compensation Committee, if a non-employee director or advisor no longer provides services to MasTec, unvested restricted stock will be forfeited.

Fair Market Value.

        The fair market value of the common stock under the Amended and Restated Non-Employee Plan is generally the last sale price of the share of MasTec’s common stock quoted at the close of trading on the relevant date on the New York Stock Exchange.

Reorganization.

        If MasTec is part of any reorganization involving a merger, consolidation, acquisition of MasTec or acquisition of MasTec assets, the Compensation Committee, in its discretion, may decide that (i) outstanding awards apply to the securities of the resulting corporation; (ii) outstanding options become immediately fully exercisable; (iii) outstanding options become fully exercisable and terminate upon 30 days’ notice; and/or (iv) restricted stock awards become immediately fully vested and non-forfeitable.

Amendment and Termination.

        MasTec’s Board of Directors may amend, modify or terminate the Amended and Restated Non-Employee Plan at any time. No amendment, modification or termination shall result in the Amended and Restated Non-Employee Plan being subject to variable or other adverse accounting treatment and or adversely affect, in any way, the rights of recipients of outstanding awards without their consent unless the amendment or termination is necessary to comply with applicable law. Unless terminated sooner, the Amended and Restated Non-Employee Plan automatically terminates on the tenth anniversary of its original effective date.

Adjustments.

         In the event MasTec is involved in a corporate transaction or any other event which affects MasTec’s common stock such as a recapitalization, reclassification, stock split, stock dividends, extraordinary cash dividends, split-up, spin-off, combination or exchange of shares, the Compensation Committee will adjust the number and kinds of shares available for issuance under the Amended and Restated Non-Employee Plan, the number and kind of shares subject to outstanding options or awards, the exercise price of outstanding stock options, or any other equitable adjustment.

Transferability.

         Unless the Compensation Committee specifies otherwise, options and restricted stock awards are not transferable except by the laws of descent and distribution. Under the Amended and Restated Non-Employee Plan, options and awards of restricted stock may, with the approval of the Compensation Committee and in its sole discretion, be transferred to such persons as said committee deems appropriate. The 2003 Non-Employee Plan did not contain this express exception to the general prohibition on transfers of options.

Federal Income Tax Consequences.

        The following is a brief general description of the consequences under the Internal Revenue Code of the receipt or exercise of options or the grant of a restricted stock award under the Amended and Restated Non-Employee Plan:

        Non-Qualified Stock Options. Neither MasTec nor the option holder has income tax consequences from the issuance of non-qualified stock options. Generally, upon the exercise of non-qualified stock options, the option holder recognizes ordinary income in the amount that the fair market value of the shares at the time of exercise exceeds the option price for such shares. The holders’ tax basis in the shares is the fair market value on the date of exercise. MasTec will generally have a deduction in the same amount as the ordinary income recognized by the option holder in MasTec’s tax year in which the option holder’s tax year (of exercise) ends. Upon the sale of shares acquired upon exercise, the option holder will have a capital gain (or loss) equal to the difference between the tax basis and the sale price calculated at the applicable capital gains rates. Certain additional rules apply if the exercise price is paid in shares of MasTec’s common stock held by the optionee.

        Restricted Stock Awards. The holder of restricted stock will recognize income upon receipt of the award, but generally only to the extent that the stock is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become non-forfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. Any dividends paid in connection with restricted stock will be taxed at ordinary income tax rate. MasTec generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock shares.

        The holder of restricted stock shares may elect instead to recognize ordinary income for the taxable year in which the holder receives the award in an amount equal to the fair market value of all shares of restricted stock awarded to him or her, even if the shares are subject to forfeiture. That income will be taxable at ordinary income tax rates. At the time of the disposition of the shares, a holder who has made such an election may recognize gain in the amount equal to the difference between the sale price and the fair market value of the shares at the time of the award. This gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. MasTec will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his or her election.

        The foregoing discussion is not a complete discussion of all federal income tax aspects of the Amended and Restated Non-Employee Plan. Some of the provisions contained in the Internal Revenue Code have only been summarized, and additional qualifications and refinements may be contained in regulations that will be issued in the future by the Internal Revenue Service. Furthermore, subsequent legislative changes or changes in administrative or judicial interpretation could alter significantly the tax treatment discussed herein. No discussion of state income tax law has been included. Each individual participating in the Amended and Restated Non-Employee Plan should consult his or her tax advisors with respect to the tax consequences of such participation and the disposition of shares acquired under the provisions of the plan.

ERISA.

        The Amended and Restated Non-Employee Plan is not, and is not intended to be, an employee benefit plan or a qualified retirement plan. As such, the plan is not, therefore, subject to the Employee Retirement Income Security Act of 1974 as amended, or section 401(a) of the Internal Revenue Code.

SECURITY OWNERSHIP

Directors and Executive Officers

                The following table sets forth the beneficial ownership as of November 5, 2003 of common stock by (i) each director of MasTec and each Named Executive Officer (as defined under the caption Executive Compensation below), and (ii) all executive officers and directors of MasTec as a group. Unless otherwise indicated, each named shareholder has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

*****CHART TO BE UPDATED*****	Common Stock Beneficially Owned
Name	Number of Shares		Percent of Common Stock Outstanding
Jorge Mas	21,364,788	(1)	44.37%
Chairman of the Board
Jose R. Mas	1,480,772	(2)	3.08%
Vice Chairman of the Board and Executive Vice President
Julia L. Johnson	15,000	(3)	*
Director
Joseph P. Kennedy II	132,500	(3)	*
Director
Arthur B. Laffer	460,153	(3)	*
Director
William N. Shiebler	162,758	(3)	*
Director
Jose S. Sorzano	119,503	(3)	*
Director
John Van Heuvelen	15,000	(3)	--
Director
Austin J. Shanfelter	695,072	(3)	1.1%
Director, President and Chief Executive Officer
Donald P. Weinstein	20,000	(3)	*
Executive Vice President and Chief Financial Officer
Eric J. Tveter	34,643	(3)	*
Executive Vice President and Chief Operations Officer
Jose M. Sariego	148,968	(3)	*
Former Senior Vice President and General Counsel
All executive officers and	24,634,157	(3)	51.16%
directors as a group (12 persons)

*Represents less than one half of one percent of the outstanding shares of MasTec common stock.

(1)	Includes 11,273,716 shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and 8,380,966 shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly-owned by Mr. Jorge Mas. Also includes 282,670 shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; 1,084,291 shares covered by options exercisable within 60 days of November 5, 2003; and 343,145 shares owned of record individually. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. The business mailing address for Mr. Jorge Mas is c/o MasTec, Inc., 3155 N.W. 77th Avenue, Miami, Florida 33122-1205.

(2)	Includes 1,114,251 shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes 138,096 shares covered by options exercisable within 60 days of November 5, 2003; and 186,758 shares owned of record individually.

(3)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of November 5, 2003 as follows: Julia L. Johnson, 15,000; Joseph P. Kennedy II, 132,500 shares; Arthur B. Laffer, 270,000 shares; William N. Shiebler, 142,500 shares; Jose S. Sorzano, 117,250 shares; John Van Heuvelen, 15,000 shares; Austin J. Shanfelter, 553,379 shares; Donald P. Weinstein 10,000 shares; and Jose M. Sariego, 129,809 shares.

Certain Principal Shareholders

                As of November 5, 2003, in addition to information provided for directors and executive officers, MasTec was aware of the following shareholder which owned beneficially more than 5% of MasTec’s common stock:

	Common Stock Beneficially Owned
Name	Number of Shares	Percent of Common Stock Outstanding
Mellon Financial Corporation (1)	3,958,622	8.22%

(1)	Mellon Financial Corporation and certain of its direct and indirect subsidiaries (“Mellon”) filed a Schedule 13G/A dated January 15, 2003 with the Securities and Exchange Commission reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G/A, Mellon possesses sole voting power with respect to 2,791,632 shares and possesses shared voting power with respect to 501,400 shares. As reported in the Schedule 13G/A, Mellon possesses sole dispositive power with respect to 3,957,191 and shared dispositive power with respect to 1,431 shares. Mellon’s address is One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258-0001.

COMPENSATION OF DIRECTORS

                During the last five years, MasTec has not paid its directors an annual cash retainer or other fees for serving as a director or attending meetings, however, MasTec may consider paying such retainers and fees in the future. Directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

                Under MasTec’s 1994 Stock Option Plan for Non-Employee Directors, our non-employee directors were eligible to receive options to purchase shares of common stock. The Compensation Committee set the amount, exercise price and term of the options granted under this plan. The following directors received options to purchase common stock in the amounts indicated when elected to the Board in 2002: Julia L. Johnson, 45,000 and John Van Heuvelen, 45,000. All options expire ten years from the date of grant and vest annually over three years. All options were granted at an exercise price equal to the fair market value of MasTec’s common stock based on the mean between the high and low sale prices of our common stock on the New York Stock Exchange on the date of grant.

        Non-employee directors are also eligible to receive options to purchase shares of common stock under the MasTec, Inc. 2003 Stock Incentive Plan for Non-Employees. When the 2003 Non-Employee Plan took effect on June 1, 2003, the non-employee directors that were elected or re-elected at the 2003 Annual Meeting each received an option to purchase 20,000 shares, and all other non-employee directors received an option to purchase 7,500 shares on the first business day following the 2003 Annual Meeting.

                Effective as of August 27, 2002, MasTec and Jorge Mas entered into a split dollar agreement wherein MasTec agreed to pay the premiums due on two life insurance policies with an aggregate face amount of $50,000,000. Mr. Mas and his spouse are the insureds under the policies. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policies and is entitled to recover all premiums it pays on the policies plus interest equal to four percent, compounded annually, upon the death of the insureds. The remainder of the policies’ proceeds will be paid in accordance with Mr. Mas’ designations. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) total cessation of MasTec’s business, (ii) bankruptcy, receivership or dissolution of MasTec, or (iii) a change of control of MasTec.

                Additionally, effective as of September 13, 2002, MasTec and Jorge Mas entered into a second split dollar agreement (as amended on December 1, 2002) wherein MasTec agreed to pay the premiums due on a life insurance policy with a face amount of $80,000,000, $60,000,000 of which is subject to the agreement and the remaining $20,000,000 is deemed to be key-man insurance payable to MasTec and falls outside of the agreement. Jorge Mas is the insured under this policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover all premiums it pays on the portion of the policy subject to the agreement, plus interest equal to four percent, compounded annually, upon the death of the insured. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) total cessation of MasTec’s business, (ii) bankruptcy, receivership or dissolution of MasTec, or (iii) a change of control of MasTec. An amount equal to $60,000,000 of the policy’s proceeds will be paid in accordance with Jorge Mas’s designations. Any remainder of the proceeds will be paid to MasTec. In 2002, MasTec paid $1,340,400 in premiums in connection with the split dollar agreements for Jorge Mas.

EXECUTIVE COMPENSATION

Summary Compensation Table

                The following table summarizes all compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers of MasTec whose total salary and bonus exceeded $100,000 (together, the “Named Executive Officers”) for services rendered in all capacities to MasTec and its subsidiaries for the years ended December 31, 2002, 2001 and 2000.

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options(4)		All Other Compensation($)
Austin J. Shanfelter	2002	601,925	100,000	(2)	150,000	(5)	619,645	(9)
President and Chief	2001	391,996	--		450,000	(6)	--
Executive Officer(1)	2000	213,657	300,000	(3)	150,000		--
Donald P. Weinstein	2002	258,577	100,000	(2)	30,000	(8)	--
Executive Vice President	2001	--	--		--		--
and Chief Financial	2000	--	--		--		--
Officer(1)
Jose R. Mas	2002	235,062	--		--		1,627	(10)
Vice Chairman of the	2001	157,197	--		125,000	(7)	1,627	(10)
Board and Executive Vice	2000	--	--		--		--
President(1)
Eric J. Tveter	2002	126,923	68,750	(2)	50,000	(8)	--
Executive Vice President	2001	--	--		--		--
and Chief Operations	2000	--	--		--		--
Officer(1)
Jose M. Sariego	2002	245,611	--		--		1,060	(10)
Former Senior Vice	2001	239,770	--		13,940		993	(10)
President and General	2000	224,038	200,000	(3)	17,418		888	(10)
Counsel (1)

(1)	Mr. Shanfelter became President and Chief Executive Officer in August 2001. Mr. Mas became Vice Chairman of the Board and Executive Vice President in August 2001. Mr. Weinstein became Executive Vice President and Chief Financial Officer in January 2002. Mr. Tveter became Executive Vice President and Chief Operations Officer in July 2002. Mr. Sariego resigned as Senior Vice President and General Counsel as of December 31, 2002.

(2)	The bonus paid to Mr. Shanfelter in 2002 was paid in connection with his amended employment agreement. The bonuses paid to Messrs. Weinstein and Tveter in 2002 were paid as inducements for employment and pursuant to their respective employment agreements.

(3)	The bonus amounts indicated for 2000 were awarded in the beginning of 2001 for performance during the year ending December 31, 2000. $30,000 of Jose Sariego’s 2000 bonus was awarded in stock valued at fair market value on the date of the grant.

(4)	The options were granted in the year indicated based on performance in the previous year unless otherwise noted. Option amounts granted prior to June 19, 2000 have been adjusted for a three-for-two stock split in the form of a stock dividend effective June 19, 2000.

(5)	Represents options to acquire 150,000 shares of our common stock that was granted to Mr. Shanfelter in connection with revising his employment agreement.

(6)	Represents options to acquire 300,000 shares of our common stock that were granted to Mr. Shanfelter for his increased responsibilities in connection with becoming President and Chief Executive Officer in August 2001 and options to acquire 150,000 shares of our common stock granted for performance during the year ending December 31, 2000 that were awarded in early 2001.

(7)	Represents options to acquire 125,000 shares of our common stock that were granted to Mr. Mas for his increased responsibilities in connection with becoming Vice Chairman of the Board and Executive Vice President in August 2001.

(8)	Represents options for Mr. Tveter to acquire 50,000 shares of our common stock and Mr. Weinstein to acquire 30,000 of our common stock in connection with their respective employment agreements.

(9)	Includes premiums paid by MasTec for insurance on the lives of Mr. Shanfelter and members of his family and interest owed to Mr. Shanfelter.

(10)	Represents premiums paid by MasTec for the term portion of life insurance on the lives of the individuals referenced.

Option Grants in Last Fiscal Year

                The following table provides information with respect to options to purchase common stock granted to the Named Executive Officers for the year ended December 31, 2002:

		Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Shares Underlying Options Granted	Percent of Total Options granted to Employees for Fiscal Year(1)	Exercise Price ($/sh)(2)	Expiration Date	5%	10%
Austin J
Shanfelter	150,000	17.8%	$3.34	8/15/09	$203,957	$475,307
Donald P. Weinstein	30,000	3.6%	$7.07	01/02/09	$86,346	$201,223
Jose R. Mas	--	--	--	--	--	--
Eric J. Tveter	50,000	5.9%	$6.14	07/15/09	$124,980	$291,256
Jose M. Sariego	--	--	--	--	--	--

(1)	Based on options to purchase an aggregate of 843,500 shares of common stock granted to employees in 2002.

(2)	All options were granted at an exercise price equal to fair market value based on the mean between the high and low sale prices of our common stock on the New York Stock Exchange on the date of grant.

(3)	Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold. The closing price of our common stock on March 21, 2003 was $1.60 per share.

Aggregate Option Exercises and Year-End Option Values

                The following table sets forth information with respect to each exercise of stock options during the year ended December 31, 2002 by the Named Executive Officers and the value at December 31, 2002 of unexercised stock options held by the Named Executive Officers.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2002 TTExercisable/Unexercisable (#)	Value of Unexercised in the Money Options at December 31, 2002(1) Exercisable/Unexercisable ($)
Austin J. Shanfelter	0	0	300,829/505,100	0/0

Donald P. Weinstein	0	0	0/30,000	0/0

Jose R. Mas	0	0	138,096/83,333	0/0

Eric J. Tveter	0	0	0/50,000	0/0

Jose M. Sariego	0	0	121,309/0	0/0

(1)	Market value of shares underlying in-the-money options at December 31, 2002 based on the product of $2.95 per share, the closing price of MasTec’s common stock on the New York Stock Exchange on December 31, 2002, less the exercise price of each option, multiplied by the number of in-the-money options as of that date.

Equity Compensation Plan Information

                The following table sets forth information about MasTec’s common stock that may be issued under all of MasTec’s existing equity compensation plans as of December 31, 2002, which include the 1994 Stock Incentive Plan, 1994 Stock Option Plan for Non-Employee Directors, 1997 Annual Incentive Compensation Plan, 1997 Non-Qualified Employee Stock Purchase Plan, Non-Employee Directors’ Stock Plan, Inepar Stock Option Agreement, 1999 Non-Qualified Option Plan and individual option agreements. The 1994 Stock Incentive Plan, 1994 Stock Option Plan for Non-Employee Directors and the 1997 Annual Incentive Compensation Plan were approved by our shareholders. The information in the following table does not include securities under our 2003 Employee Stock Incentive Plan and 2003 Stock Incentive Plan for Non-Employees which were adopted and approved by shareholders and which became effective subsequent to December 31, 2003.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuaance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans
Approved by Shareholders	6,099,762	$10.59	2,023,862

Equity Compensation Plans Not
Approved by Shareholders	2,644,462	$17.33	591,612

TOTAL	8,744,224		2,615,474

(1)	Calculations to compute the weighted average for options, warrants and rights under the 1997 Annual Incentive Plan and Non-Employee Directors’ Stock Plan were based upon an assumed purchase price of $1.61 per share, which was the fair market value based on the mean between the high and low sale price of our common stock on the New York Stock Exchange on March 21, 2003, and for the 1997 Non-Qualified Employee Stock Purchase Plan were based upon an assumed purchase price of $1.37 per share, which is 85% of the fair market value on March 21, 2003. See “Summaries of Plans Not Approved by Our Shareholders” below for a description of the Non-Employee Directors’ Stock Plan and the 1997 Non-Qualified Employee Stock Purchase Plan.

(2)	The 1997 Annual Incentive Plan has 1,500,000 shares remaining available for future issuance, but MasTec has never issued any shares under the plan and has no current plans to do so.

Summaries of Plans Not Approved by Our Shareholders

                1997 Non-Qualified Employee Stock Purchase Plan. The MasTec, Inc. 1997 Non-Qualified Employee Stock Purchase Plan is administered by the Compensation Committee, and permits employees of MasTec who meet certain criteria set by the Committee to purchase common stock of MasTec at a 15% discount to the market price at the time of purchase. Such purchases are made through regular payroll deductions or lump sum investments. Employees are limited to a maximum investment of $25,000 in the plan each year. The total amount of common stock reserved under the plan is approximately 365,000 shares, substantially all of which have been purchased. The Board of Directors is considering amending the plan to increase the available number of shares under the plan.

                Non-Employee Directors’ Stock Plan. The MasTec, Inc. Non-Employee Directors’ Stock Plan adopted in 1998 permits non-employee directors to elect to receive all or a specified percentage of any director fees paid for each year of service on the board in shares of MasTec common stock. The number of shares issued to each non-employee director is determined by dividing the director’s fees owed to such director by the fair-market value of a share of common stock on the date of the issue. The shares issued are delivered to the non-employee director and the non-employee director has all the rights and privileges of a stockholder as to the shares. The shares were immediately vested upon grant and were not forfeitable to MasTec. The maximum number of shares of common stock that may be issued under the plan is 150,000, substantially all of which have not been issued.

                This plan is administered by the Compensation Committee. The Committee has authority to adopt such rules as it may deem appropriate to carry out the purposes of the plan. In the event MasTec undertakes a transaction resulting in a change in the outstanding common stock, the Committee in its discretion may make proportionate adjustments as it considers appropriate to prevent diminution or enlargement of the rights of non-employee directors under the plan with respect to the aggregate number of shares of common stock authorized to be issued under the plan. MasTec has not used this plan in the last four years since director compensation has been paid by grant of options to purchase common stock and has no current plans to use this plan in the future.

                1999 Non-Qualified Employee Stock Option Plan. The 1999 Non-Qualified Employee Stock Option Plan is administered by the Compensation Committee of the board and permits the Committee to grant non-qualified options to purchase up to 3,000,000 shares of common stock to any MasTec employee. The Compensation Committee determines the recipient of options, the number of shares covered by each option, and the terms and conditions of options within the parameters of the plan (including the exercise price, vesting schedule, and the expiration date) and may adopt rules and regulations necessary to carry out the plan.

                Options may be granted pursuant to the plan until January 31, 2009, after which time no further options will be granted under the plan, but options previously granted may be exercised pursuant to the respective terms. The Compensation Committee has the authority to change or discontinue the plan or the options issued pursuant thereto at any time without the holders consent so long as the holders’ rights would not be impaired. The plan permits the Compensation Committee to determine and accept different forms of payment pursuant to the exercise of options.

                The plan provides for the termination of all outstanding options whether or not vested in the event of a termination of employment, and permits the Committee to take certain actions in the event of a change of control to ensure fair and equitable treatment of the employees who hold options granted under the plan, including accelerating the vesting of any outstanding option, offering to purchase any outstanding option and making other changes to the terms of the outstanding options.

                Inepar Stock Option Agreement. Effective July 31, 1997, MasTec granted Inepar S.A. Indústria e Construç&otidle;es, a Brazilian corporation, an option to purchase 75,000 shares of MasTec common stock at $17.67 per share in connection with an acquisition by MasTec. All of the Inepar options are currently vested and will expire on July 31, 2007.

                Individual Option Grants. MasTec has entered into various option agreements (for approximately 211,000 shares of common stock) with non-employee directors, advisors and other parties in connection with providing certain services, acquisitions and other matters. Such options have various vesting schedules and exercise prices and have been included in the equity compensation plan table above.

Employment and Other Agreements

                Effective January 1, 2002, MasTec entered into employment agreements with Austin J. Shanfelter relating to his employment as President and Chief Executive Officer. The agreement is for a term of four years unless earlier terminated, and provides that Mr. Shanfelter will be paid an annual salary of $600,000, an initial bonus of $100,000 prior to March 31, 2003 and deferred compensation of $2,000,000. The agreement also provides for a bonus to be paid pursuant to an incentive performance bonus plan to be agreed upon and stock options pursuant to MasTec’s stock option plans. Following termination of employment, the agreement provides for a two-year consulting period at $500,000 per year. Additionally, if there is a change of control of MasTec during the employment term, the executive will be entitled to all of the unpaid portion of his salary for the remaining term of the agreement, to the consulting fees, any unpaid portion of the initial bonus and the deferred compensation amount and to immediate vesting of any previously unvested options. The agreement also contains gross-up for any excise taxes, confidentiality, non-competition and non-solicitation provisions.

                On January 1, 2002, MasTec set forth the terms and conditions of employment of Donald P. Weinstein relating to his employment as Executive Vice President — Chief Financial Officer. These terms state that they are not to be construed as an employment agreement and that Mr. Weinstein is an employee at-will and may be terminated at any time upon one day’s written notice. These terms specify that Mr. Weinstein will be paid an annual salary of $270,000 and a guaranteed bonus of at least $60,000 for 2002. MasTec granted Mr. Weinstein options to purchase 30,000 shares of stock pursuant to the terms of MasTec’s stock option plan.

                Effective January 1, 2002, MasTec and Carmen Sabater, former Chief Financial Officer of MasTec, amended Ms. Sabater’s employment agreement, terminating such agreement as of January 1, 2002. MasTec agreed to pay Ms. Sabater total severance payments during the year 2002 of $500,000 and forgave a $125,000 obligation to MasTec under a promissory note dated November 2000.

                In July 2002, MasTec entered into an employment agreement with Eric J. Tveter as Executive Vice President and Chief Operations Officer with a two year term at an annual base salary of $300,000 (with annual cost of living increases) and a grant of 50,000 stock options, a guaranteed bonus for the year 2002 equal to one half of his base salary paid to him during the year 2002 and payable prior to March 31, 2003, and the right to participate in MasTec’s bonus plan for Senior Management Committee January 1, 2003. The agreement contains noncompete and nonsolicitation provisions for a period of two years following the term of the agreement.

                In December 2002, MasTec entered into a severance agreement with Jose M. Sariego, MasTec’s Senior Vice President and General Counsel, effective December 31, 2002. MasTec will provide Mr. Sariego total severance payments of $120,000 during 2003, payment of certain insurance benefits and the vesting of his outstanding options.

                In June 2001, MasTec agreed to pay up to $300,000 over a four year period of the premiums on policies of life insurance on Mr. Shanfelter and members of his family in exchange for a promissory note from Mr. Shanfelter in the full amount of the premiums to be paid plus interest together with an assignment of the policies as collateral for the promissory note. The full amount of the promissory note plus interest is payable solely from the proceeds of the policies, when paid, which are assigned to MasTec. The balance of proceeds from the policies, after repayment of the promissory note plus interest, will be remitted to the applicable insured’s beneficiary. MasTec has not paid premiums under these policies since April 2002 and will not make any future payments under these policies. On November 1, 2002, MasTec and Austin Shanfelter entered into a split dollar agreement wherein MasTec agreed to pay the premiums due on a life insurance policy with an aggregate face amount of $18,000,000. Mr. Shanfelter and his spouse are the insureds under the policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled, upon the death of the insureds, to recover the greater of all premiums it pays on the policy plus interest equal to four percent, compounded annually, or the then-cash-surrender value. The remainder of the policy’s proceeds will be paid in accordance with Mr. Shanfelter’s designations. MasTec will make the premium payments for the term of the agreement or until the agreement is terminated, which occurs upon any of the following events: (i) total cessation of MasTec’s business, (ii) bankruptcy, receivership or dissolution of MasTec, or (iii) the six year anniversary of the agreement. In 2002, MasTec paid approximately $500,000 in premiums in connection with insurance policies for Mr. Shanfelter and his family.

                Effective August 7, 2001, MasTec entered into a severance agreement with Joel-Tomas Citron relating to his separation from MasTec. Under the agreement, MasTec is obligated to pay Mr. Citron $10,000,000 in equal installments, without interest, on September 3, 2001, January 2, 2002, April 1, 2002, July 1, 2002 and October 1, 2002. The final installment was reduced by $750,000 to offset the amount due to MasTec under a non-interest bearing demand promissory note between MasTec and Mr. Citron. The severance agreement specifies that Mr. Citron will provide certain consulting services to MasTec upon MasTec’s request until August 7, 2003. All of Mr. Citron’s stock options to acquire MasTec common stock became fully vested and immediately exercisable under the severance agreement. Under the agreement, Mr. Citron agreed to certain restrictions on his ability to provide services to persons or entities that compete with MasTec or any of its affiliates, to solicit customers and employees of MasTec and to disclose MasTec’s confidential information. Mr. Citron also agreed to aid MasTec in any legal proceedings or investigations and agreed to release MasTec from any claims relating to his employment with MasTec.

Compensation Committee Interlocks and Insider Participation

                The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies for MasTec’s compensation programs and for approving the compensation levels of the executives of MasTec, including its Chief Executive Officer. The Compensation Committee also reviews with the Chief Executive Officer guidelines for salaries and bonus awards applicable to MasTec’s employees other than its executives. The Compensation Committee is composed of Arthur B. Laffer, who serves as Chairman, William N. Shiebler and Jose S. Sorzano, all of whom are independent directors of MasTec.

                Mr. Laffer, who is a MasTec director and serves as Chairman of our Compensation Committee, resigned as a member of the board of directors and compensation committee of Neff Corp. on November 18, 2002. MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a nonexclusive basis, including Neff Corp. Jorge Mas and Jose Ramon Mas, Chairman of the Board and Vice Chairman of the Board and Executive Vice President of MasTec, respectively, are members of the Board of Directors of Neff Corp., and Juan Carlos Mas, the brother of Jorge and Jose Ramon Mas, is the Chairman, CEO and a director of Neff Corp. Messrs. Jorge, Jose Ramon and Juan Carlos Mas, and their respective families, own a controlling interest in both MasTec and Neff Corp. During the year ended December 31, 2002, MasTec paid Neff approximately $1.8 million for equipment purchases, rentals and leases, which constituted approximately 4.1% of MasTec’s total equipment purchases, rentals and leases during the year. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.

MISCELLANEOUS

List of MasTec’s Shareholders

                A list of MasTec’s shareholders as of November 5, 2003 the record date for the Special Meeting, will be available for inspection at our corporate headquarters located at 3155 N.W. 77th Avenue, Miami, Florida, during normal business hours during the 10-day period prior to the Special Meeting.

Shareholders’ Proposals for 2004 Annual Meeting

                Under our bylaws, MasTec must receive any proposal of an eligible shareholder intended to be presented at the Annual Meeting of Shareholders of MasTec in 2004 on or before December 31, 2003, for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 31, 2003 of an intent to present a proposal at MasTec’s Annual Meeting of Shareholders in the year 2004, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 3155 N.W. 77th Avenue, Miami, Florida 33122-1205.

Householding

                Unless contrary instructions are received, MasTec may send a single copy of the Proxy Statement and Notice of Special Meeting to any household at which two or more shareholders reside if MasTec believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by MasTec.

                If you would like to receive a separate set of MasTec’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

            1.        If your shares are registered in your own name, please contact our transfer agent Wachovia Securities, and inform them of your request by calling them at 1-800-829-8432 or by writing to them at Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Boulevard 3C3, Charlotte, North Carolina 28262-1153.

            2.        If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Other Matters that May Come Before the Special Meeting

                The Board of Directors does not intend to present and knows of no others who intend to present at the Special Meeting any matter or business other than that set forth in the accompanying Notice of Special Meeting of Shareholders. If other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

/s/ Cristina Canales
Cristina Canales, Secretary
Miami, Florida
November 17, 2003

APPENDIX

MASTEC, INC

2003 STOCK INCENTIVE PLAN FOR NON-EMPLOYEES

As amended and restated, effective as of October 16, 2003

SECTION 1 – PURPOSE

    1.1        Purpose. The purpose of this Plan is to further the growth and development of the Company by encouraging Directors who are not employees and Advisors to the Company to obtain a proprietary interest in the Company by owning its stock. The Company intends that the Plan will provide such persons with an added incentive to continue to serve as Directors and Advisors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company. The Company also intends that the Plan will afford the Company a means of attracting persons of outstanding quality to service on the Board and on the boards of directors of Related Companies.

    1.2        Awards Available Under the Plan. The Plan permits grants of nonqualified stock options (“NQSOs”) and Restricted Stock. NQSOs are options that do not qualify as “incentive stock options” under Code Section 422 and are subject to taxation under Code § 83.

    1.3        Effective Date and Term of the Plan. The Board of Directors of the Company originally adopted the Plan on April 21, 2003, to become effective as of May 30, 2003 (the “Original Effective Date”). The Board of Directors adopted this amendment and restatement of the Plan on October 16, 2003 (the “Effective Date”), contingent upon the approval of the shareholders of the Company at the December 10, 2003 special shareholders meeting. Unless earlier terminated by the Company, the Plan shall remain in effect until the tenth anniversary of the Original Effective Date or May 30, 2013. Notwithstanding its termination, the Plan shall remain in effect with respect to Options as long as any Options are outstanding.

    1.4        Operation, Administration and Definitions. The operation and administration of the Plan are subject to the provisions of this plan document. Capitalized terms used in the Plan are defined in Section 2 below or may be defined within the Plan.

1.5 Legal Compliance. The Plan is intended to comply with the requirements for exemption of stock options under the provisions of Rule 16b-3 under the 1934 Act.

SECTION 2 – DEFINITIONS

        The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context:

2.1 1933 Act shall mean the Securities Act of 1933, as amended.

2.2 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

    2.3        Advisor shall mean any individual who serves as an advisor or consultant to the Company or a Related Company under a relationship other than that of a common law employee of the Company or a Related Company (including but not limited to independent contractors.)

2.4 Agreement means an Option Agreement or a Restricted Stock Agreement, as those terms have been defined under this Plan.

2.5 Beneficiary shall mean, with respect to a Participant:

(a) Designation of Beneficiary. A Participant’s Beneficiary shall be the individual who is last designated in writing by the Participant as such Participant’s Beneficiary under an Option Agreement or Restricted Stock Agreement. A Participant shall designate his or her Beneficiary in writing on his or her Option Agreement or Restricted Stock Agreement. Any subsequent modification of the Participant’s Beneficiary shall be in a written executed letter addressed to the Company and shall be effective when it is received and accepted by the Committee, determined in the Committee’s sole discretion.

(b) Designation of Multiple Beneficiaries. A Participant may not designate more than one individual as a Beneficiary. To the extent that a designation purports to designate more than one individual as a Beneficiary, the designation shall be null and void.

(c) No Designated Beneficiary. If, at any time, no Beneficiary has been validly designated by a Participant, or the Beneficiary designated by the Participant is no longer living at the time of the Participant’s death, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate, and only the executor or administrator (or a trustee designated by the executor) of the estate shall be permitted to exercise the Option or receive the award of Restricted Stock.

2.6 Board shall mean the Board of Directors of Mastec, Inc.

2.7 Change of Control shall mean the date of:

(a) Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, any “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company or of any “parent” or “subsidiary” of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock, but only if such acquisition occurs without approval or ratification by a majority of the members of the Board;

(b) Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any “subsidiary” of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

(c) Substantial Change of Board Members. During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

        For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

2.8 Code shall mean the Internal Revenue Code of 1986, as amended. A reference to a section of the Code shall include all regulations, rulings and other authority issued thereunder.

    2.9        Committee shall mean the Compensation Committee as appointed by the Board from time to time. The Committee shall be responsible for administering and interpreting the Plan in accordance with Section 3 below.

2.10 Common Stock shall mean the par value $0.10 common stock of the Company.

2.11 Company shall mean Mastec, Inc. and its subsidiaries or any Related Company.

    2.12        Director shall mean an individual who (i) is serving as a member of the Board and (ii) is not and never has been either an officer or common law employee of the Company or a Related Company. For purposes of the Plan, a “common law employee” is an individual whose wages are subject to withholding of federal income taxes under Code Section 3401, and an “officer” is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the bylaws of the Company to serve as such.

2.13 Effective Date shall mean October 16, 2003, subject to shareholder approval.

2.14 Exercise Price shall mean the purchase price of the shares of Common Stock underlying an Option.

2.15 Fair Market Value of the Common Stock as of a date of determination shall mean the following:

(a) Stock Listed and Shares Traded. If the Common Stock is listed and traded on a national securities exchange (as such term is defined by the 1934 Act) or on the NASDAQ National Market System on the date of determination, the Fair Market Value per share shall be the last sale price of a share of the Common Stock on the applicable national securities exchange or National Market System on the date of determination at the close of trading on such date. If the Common Stock is traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the date of determination.

(b) Stock Listed But No Shares Traded. If the Common Stock is listed on a national securities exchange or on the National Market System but no shares of the Common Stock are traded on the date of determination but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the last sale price of the Common Stock on the most recent trade date before the date of determination at the close of trading on such date. If the Common Stock is regularly traded in the over-the-counter market but no shares of the Common Stock are traded on the date of determination (or if records of such trades are unavailable or burdensome to obtain) but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock on the most recent date before the date of determination.

(c) Stock Not Listed. If the Common Stock is not listed on a national securities exchange or on the National Market System and is not regularly traded in the over-the-counter market, then the Committee shall determine the Fair Market Value of the Common Stock from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination or opinions of independent experts as to value and may take into account any recent sales and purchases of such Common Stock to the extent they are representative.

        The Committee’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this Plan.

2.16 NQSO shall mean a nonqualified stock option to purchase shares of the Common Stock, which is an option to which Code § 422 (relating to certain incentive stock options) does not apply.

2.17 Option shall mean a NQSO granted to a Participant pursuant to the terms and provisions of this Plan.

    2.18        Option Agreement shall mean a written agreement, executed and dated by the Company and an Optionee, evidencing an Option granted under the terms and provisions of this Plan, setting forth the terms and conditions of such Option, and specifying the name of the Optionee, the number of shares of stock subject to such Option and other terms and conditions of the Option.

2.19 Optionee shall mean any nonemployee Director or Advisor who is granted an Option pursuant to the terms and provisions of this Plan.

2.20 Original Effective Date shall mean May 30, 2003.

2.21 Participant means an Optionee or Recipient.

2.22 Person shall mean any individual, organization, corporation, partnership or other entity.

2.23 Plan shall mean this Mastec, Inc. 2003 Stock Incentive Plan For Non-Employees.

2.24 Recipient means a Director or Advisor who is awarded Restricted Stock.

    2.25        Related Company means any member within the Company’s controlled group of corporations, as that term is defined in Code § 1563(a), in addition to any partnerships, joint ventures, limited liability companies, limited liability partnerships or other entities in which the Company owns more than a 50 percent interest.

    2.26        Restricted Stock means an award of Common Stock subject to restrictions as provided in Section 7 of the Plan, subject to such conditions, restrictions and contingencies as the Committee determines, including the satisfaction of specified performance measures and/or forfeiture provisions.

2.27 Restricted Stock Agreement means a written agreement signed and dated by the Committee (or its designee) and a Recipient that specifies the terms and conditions of a grant of Restricted Stock.

SECTION 3 – ADMINISTRATION

    3.1        General Administration. The Plan shall be administered and interpreted by the Committee (as designated pursuant to Section 3.2). Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Option Agreements by which Options shall be evidenced and the Restricted Stock Agreements (neither of which shall be inconsistent with the terms of the Plan), and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive.

    3.2        Appointment. The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee at all times shall be composed of two or more non-employee directors who shall meet the following requirements. During the period any director is serving on the Committee, he shall not (i) be an officer of the Company or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company; (ii) receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of the 1934 Act; (iii) possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a); and (iv) be engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b). The requirements of this subsection are intended to comply with Rule 16b-3 under Section 16 of the 1934 Act or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent said Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Committee, the Plan shall be deemed modified in a similar manner.

    3.3        Organization. The Committee shall hold its meetings at such times and at such places as it shall deem advisable. A majority of the Committee shall constitute a quorum, and such majority shall determine its actions. The Committee shall keep minutes of its proceedings and shall report the same to the Board at the meeting next succeeding.

    3.4        Powers of Committee. Except for the formula grant provisions of Section 5.2 of the Plan, the Committee shall decide to whom and when (i) to grant an Option and the number of shares of Common Stock covered by the Option; or (ii) to award shares of Restricted Stock and the numbers of shares to be so awarded. The Committee may, with the consent of the Participant entitled to exercise any outstanding Option or the holder of any shares of Restricted Stock, amend an Option or an award of Restricted Stock in any manner consistent with the provisions of this Plan that it may deem advisable, including accelerating the vesting schedule upon a Participant’s termination of services, whether as a Director or Advisor, to the Company. In making decisions, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, deems relevant.

(a) The Committee shall interpret the Plan, establish and rescind any rules and regulations relating to the Plan, decide the terms and provisions of any Option Agreements or Restricted Stock Agreements made under the Plan, and determine how to administer the Plan. The Committee also shall decide administrative methods for the exercise of Options and the awards of Restricted Stock. Each Committee decision shall be final, conclusive and binding on all parties.

(b) The Committee shall act by a majority of its then members, at a meeting of the Committee or by unanimous written consent. The Committee shall keep adequate records concerning the Plan and the Committee’s proceedings and acts in such form and detail as the Committee may decide.

    3.5        Indemnification. In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee (and any designees of the Committee as permitted under this Section 3), to the extent permitted by applicable law, shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Options granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the articles or certificate of incorporation or the bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 4 – SHARES SUBJECT TO PLAN

4.1 Stock Subject to Plan. The Common Stock subject to Options, awards of Restricted Stock and other provisions of the Plan shall consist of the following:

(a) authorized but unissued shares of Common Stock;

(b) shares of Common Stock held by the Company in its treasury which have been reacquired;

(c) shares of Common Stock purchased by the Company in the open market; or

(d) shares of Common Stock allocable to the unexercised portion of any expired or terminated Option granted under the Plan again may become available for grants of Options under the Plan.

    4.2        Number of Shares Available under the Plan. Subject to readjustment in accordance with the provisions of Section 8, the total number of shares of Common Stock for which Options or Restricted Stock awards may be granted under the Plan shall be 1,000,000 shares of Common Stock, plus an increase as of each December 31 (commencing on December 31, 2003) equal to a number of shares equal to the difference between the number of shares subject to grants made under the Plan during the 12-month period ending on such December 31, less any shares subject to grants that again became available for issuance under the Plan due to forfeiture, termination, surrender or other cancellation of the underlying grant without such shares being issued. Notwithstanding the foregoing, in no event shall more than an aggregate of 2,500,000 shares of Common Stock be authorized for issuance during the term of the Plan (unless the Plan is amended in accordance with its terms and in compliance with all applicable statutes, rules and regulations).

SECTION 5 – ELIGIBILITY TO RECEIVE AND GRANT OF OPTIONS

    5.1        Individuals Eligible for Grants of Options. The individuals eligible to receive Options hereunder shall be solely those individuals who are Directors (as defined in Section 2.12 of the Plan) or Advisors (as defined in Section 2.3 of the Plan). Such Directors and Advisors shall receive Options hereunder in accordance with the provisions of Sections 5.2 and 5.3 below.

5.2 Formula Grants of Options. Effective upon the Effective Date, Options shall be granted to Directors (as defined in Section 2.12 of the Plan) in accordance with the following formulas:

(a) Option Upon Initially Becoming a Director. Upon initially becoming a Director and each reelection to serve a three-year term as a Director, the Director shall be granted an Option to purchase 20,000 shares of Common Stock as of the first business day of the month following appointment or election, with such Option subject to the provisions of Section 6 below. Options granted under this subsection shall be evidenced by an Option Agreement.

(b) Service Option Grants. As each Director begins a service year in which the Director does not receive an Option grant pursuant to Section 5.2(a) above, the Director shall be granted an Option to purchase 7,500 shares of Common Stock as of the first business day of the month following the date of the annual shareholders meeting, with such Option subject to the provisions of Section 6 below. Options granted under this subsection shall be evidenced by an Option Agreement.

(c) Insufficient Shares. In the event that the number of shares available for grants under the Plan is insufficient to make all grants provided herein on the applicable date, then all those who become entitled to a grant on such date shall share ratably in the number of shares then available for grant under the Plan.

    5.3        Discretionary Grants of Options. Subject to the provisions of the Plan, the Committee shall have the authority and sole discretion to determine and designate, from time to time, Directors (as defined in Section 2.12 of the Plan) and Advisors (as defined in Section 2.3 of the Plan) to whom Options will be granted, the Exercise Price of the shares covered by any Options granted, and the manner in and conditions under which Options are exercisable (including, without limitation, any limitations or restrictions thereon). In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals to whom Options may be granted, their present and potential contributions to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant. In its authorization of the granting of an Option hereunder, the Committee shall specify the name of the Optionee, the number of shares of common stock subject to such Option, the exercise price of the Option, the term of the Option and any restrictions, conditions, forfeitures or cancellation provisions. The Committee may grant, at any time, new Options to an Optionee who previously has received Options, whether such Options include prior Options that still are outstanding, previously have been exercised in whole or in part, or have expired. No individual shall have any claim or right to be granted Options under the Plan.

SECTION 6 – TERMS AND CONDITIONS OF OPTIONS

        Unless otherwise provided by the Committee, Options granted hereunder and Option Agreements shall comply with and be subject to the following terms and conditions:

    6.1        Requirement of Option Agreement. Upon the grant of an Option hereunder, the Committee shall prepare (or cause to be prepared) an Option Agreement. The Committee shall present such Option Agreement to the Optionee. Upon execution of such Option Agreement by the Optionee, such Option shall be deemed to have been granted effective as of the date of grant. The failure of the Optionee to execute the Option Agreement within 30 days after the date of the receipt of same shall render the Option Agreement and the underlying Option null and void ab initio.

    6.2        Optionee and Number of Shares. Each Option Agreement shall state the name of the Optionee and the total number of shares of the Common Stock to which it pertains, the Exercise Price, the Beneficiary of the Optionee, and the date as of which the Option was granted under this Plan, and any expiration date of the Option.

    6.3        Exercise Price. The Exercise Price of the shares of Common Stock underlying each Option shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted. Upon execution of an Option Agreement by both the Company and Optionee, the date as of which the Option was granted under this Plan as noted in the Option Agreement shall be considered the date on which such Option is granted.

6.4 Exercisability of Options.

(a) Formula Grants. Each Option granted under Section 5.2 shall first become exercisable with respect to such portions of the shares subject to such Option as are specified in the schedule set forth herein below:

(i) Commencing as of the first anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, 33 percent (rounded down to the nearest whole number) of the shares subject to such Option. Prior to said date, the Option shall be unexercisable in its entirety.

(ii) Commencing as of the second anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, an additional 33 percent (rounded down to the nearest whole number) of the shares subject to the Option.

(iii) Commencing as of the third anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, the remainder of the shares subject to the Option.

(iv) Notwithstanding the above, any Options previously granted to an Optionee shall become immediately exercisable for 100% of the number of shares subject to the Options upon a Change of Control.

(b) Discretionary Grants. Unless the Committee specifies otherwise in the Option Agreement, each Option granted under Section 5.3 shall first become exercisable with respect to such portions of the shares subject to such Option as are specified in the schedule set forth herein below:

(i) Commencing as of the first anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, 33 percent (rounded down to the nearest whole number) of the shares subject to such Option. Prior to said date, the Option shall be unexercisable in its entirety.

(ii) Commencing as of the second anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, an additional 33 percent (rounded down to the nearest whole number) of the shares subject to the Option.

(iii) Commencing as of the third anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, the remainder of the shares subject to the Option.

(iv) Notwithstanding the above, any Options previously granted to an Optionee shall become immediately exercisable for 100% of the number of shares subject to the Options upon a Change of Control.

6.5 Expiration Date. The Expiration Date of any Option shall be the earliest to occur of the following:

(a) Maximum Term. The date ten (10) years from the date of grant of the Option;

(b) Death. Unless the Committee specifies otherwise in the Option Agreement, the one-year anniversary of the Optionee’s termination of service with the Company and all Related Companies due to death; or

(c) Termination of Service as Director or Advisor. Unless the Committee specifies otherwise in the Option Agreement, the one-year anniversary of the Optionee’s termination of service as a Director or Advisor of the Company other than as provided under Section 6.5(b) above.

    6.6        Minimum Exercise Amount. The exercise of an Option may be for less than the full number of shares of Common Stock subject to such Option, but such exercise shall not be made for less than (i) 100 shares or (ii) the total remaining shares subject to the Option, if such total is less than 100 shares. Subject to the other restrictions on exercise set forth herein, the unexercised portion of an Option may be exercised at a later date by the Optionee.

    6.7        Payment of Exercise Price. The Optionee must pay the full Exercise Price for shares of Common Stock purchased upon the exercise of any Option at the time of such exercise by one of the following forms of payment:

(a) cash;

(b) by surrendering unrestricted previously held shares of Common Stock that have a fair market value equal to the Exercise Price at the time of exercise. The Optionee must have held the surrendered shares of Common Stock for at least six (6) months before their surrender. The Optionee may surrender shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required by the Committee, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require); or

(c) any combination of the above forms or any other form of payment permitted by the Committee.

    6.8        Transferability. Unless the Committee specifies otherwise in the Option Agreement, an Optionee may transfer Options only by the laws of descent and distribution. After the death of an Optionee, only a named Beneficiary or the executor or administrator of the Optionee’s estate may exercise an outstanding Option. Notwithstanding the foregoing, with the approval of the Committee and in its sole discretion, an Option Agreement may be amended to permit the Optionee to transfer grants of options under this Plan to such Persons as the Committee deems appropriate.

    6.9        Rights as a Shareholder. An Optionee shall first have rights as a shareholder of the Company with respect to shares of Common Stock covered by an Option only when the Optionee has paid the Exercise Price in full and the shares actually have been issued to the Optionee.

SECTION 7 –RESTRICTED STOCK

7.1 Restricted Stock Agreement. When the Committee awards Restricted Stock under the Plan, it shall prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock subject to the award of Restricted Stock;

(c) the manner in which the Restricted Stock will become nonforfeitable and transferable and a description of any restrictions applicable to the Restricted Stock; and

(d) the date as of which the Committee awarded the Restricted Stock.

7.2 Maximum Award Per Year. There is no maximum number of shares that may be awarded as Restricted Stock to any individual during any one calendar year.

    7.3        Vesting. Unless the Committee specifies in the Restricted Stock Agreement that any alternative vesting schedule shall apply, that other vesting requirements shall apply or that no vesting requirements shall apply, an award of Restricted Stock shall become vested and nonforfeitable on the third anniversary of the date of grant and before the third anniversary of the date of the award, no portion of the Restricted Stock shall be vested.

    7.4        Other Vesting Requirements. The Committee may impose any other conditions, restrictions, forfeitures and contingencies on awards of Restricted Stock. The Committee may designate a single goal criterion or multiple goal criteria for these purposes.

7.5 Accelerated Vesting. The Committee shall always have the right to accelerate vesting of any Restricted Stock awarded under this Plan.

(a) Upon the occurrence of the following events, any outstanding Awards of Restricted Stock that remain subject to vesting requirements shall immediately become vested pursuant to the provisions of subsection (b) hereof, unless otherwise determined by the Committee and set forth in the applicable Restricted Stock Agreement:

i. the recipient’s death;

ii. the Recipient’s Disability; or

iii. a Change in Control of the Company.

(b) If an outstanding award of Restricted Stock remains subject only to a time based vesting schedule (i.e., one that requires only that the Recipient remain as a Director or Advisor for the passage of a specified time period), then such Award shall immediately become fully vested and nonforfeitable upon one of the events in subsection (a) above. If an outstanding award of Restricted Stock remains subject to any other type of vesting schedule or requirement (e.g., a criteria based schedule), then such award shall become vested in a proportionate amount upon one of the events in subsection (a) above. The proportion shall be calculated as the ratio of the amount of time completed through the date of the applicable event compared to the original term of the Restricted Stock Agreement.

    7.6        Termination of Services. Unless the Committee decides otherwise, all shares of Restricted Stock that remain subject to restriction upon the Recipient’s termination of services to the Company, other than shares of Restricted Stock accelerated under Section 7.5(b), shall be forfeited by the Recipient.

7.7 Delivery of Restricted Stock.

(a) Issuance. Subject to the terms and conditions of the Restricted Stock Agreement, the Company shall issue a certificate representing the shares of Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement; provided, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock may be held by the Committee in uncertificated form in a restricted account.

(b) Legend. Unless the certificate representing shares of the Restricted Stock are deposited with a custodian (as described in subparagraph (c) hereof), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Mastec Inc. 2003 Stock Incentive Plan for Non-Employees and a Restricted Stock Agreement dated ______, ___ between __________and Mastec, Inc. The Plan and the Restricted Stock Agreement are on file in the office of the Chief Financial Officer of Mastec, Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c) Deposit with Custodian. As an alternative to delivering a stock certificate to the Recipient, the Committee may deposit or transfer such shares electronically to a custodian designated by the Committee. The Committee shall cause the custodian to issue a receipt for the shares to the Recipient for any Restricted so deposited. The custodian shall hold the shares and deliver the same to the Recipient in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

    7.8        Transferability. Unless the Committee specifies otherwise in the Restricted Stock Agreement, a Recipient may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of shares of Restricted Stock awarded under this Plan while such shares are still subject to restriction. Notwithstanding the foregoing, with the approval of the Committee, and in its sole discretion, a Restricted Stock Agreement may be amended to permit the Recipient to transfer grants of Restricted Stock under this Plan to such Persons as the Committee deems appropriate.

    7.9        Effect of Restricted Stock Award. Upon issuance of the shares of the Restricted Stock, the Recipient shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.

SECTION 8 – ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

8.1 Certain Corporate Transactions.

(a) Recapitalization. If the Company is involved in a corporate transaction or any other event which effects the Common Stock (including, without limitation, any recapitalization, reclassification, reverse or forward stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall adjust outstanding Options or awards of Restricted Stock to preserve the benefits or potential benefits of the Options as follows:

(i) The Committee shall take action to adjust the number and kind of shares of Common Stock that are issuable under the Plan;

(ii) The Committee shall take action to adjust the number and kind of shares of Common Stock subject to outstanding Options or awards of Restricted Stock;

(iii) The Committee shall take action to adjust the Exercise Price of outstanding Options or awards of Restricted Stock; and

(iv) The Committee shall make any other equitable adjustments.

        Only whole shares of Common Stock shall be issued in making the above adjustments. Further, the number of shares available under the Plan or the number of shares of Common Stock subject to any outstanding Options or awards of Restricted Stock shall be the next lower number of shares, so that fractions are rounded downward. If the Company issues any rights or warrants to subscribe for additional shares pro rata to holders of outstanding shares of the class or classes of stock then set aside for the Plan, then each Participant shall be entitled to the same rights or warrants on the same basis as holders of outstanding shares with respect to such portion of the Participant’s Option or awards of Restricted Stock as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights or warrants.

(b) Reorganization. If the Company is part of any reorganization involving merger, consolidation, acquisition of the Common Stock or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

(i) any or all outstanding Options or awards of Restricted Stock granted under the Plan shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of shares of the Common Stock subject to each such Option would have been entitled;

(ii) any or all outstanding Options or awards of Restricted Stock granted hereunder shall become immediately fully exercisable (to the extent permitted under federal or state securities laws); and/or

(iii) any or all Options or awards of Restricted Stock granted hereunder shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Directors and Advisors to whom such Options or awards of Restricted Stock have been granted.

(c) Limits on Adjustments. Any issuance by the Company of stock of any class other than the Common Stock, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of the Common Stock subject to any Option or awards of Restricted Stock , except as specifically provided otherwise in this Plan. Grants under the Plan shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments the Committee makes under this Plan shall be conclusive.

SECTION 9 – PLAN OPERATION

9.1 Compliance with Other Laws and Regulations.

Distribution of shares of Common Stock under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall not be required to issue any shares of Common Stock under the Plan unless such issuance complies with all applicable laws (including, without limitation, the requirements of the 1933 Act and Section 16 of the 1934 Act) and the applicable requirements of any securities exchange or similar entity.

(b) When the Plan provides for issuance of Common Stock, the Company may issue shares of Common Stock on a noncertificated basis as long as it is not prohibited by applicable law or the applicable rules of any stock exchange.

(c) The Company may require a Participant to submit evidence that the Participant is acquiring shares of Common Stock for investment purposes.

    9.2        Limitation of Implied Rights. The Plan is not a contract of employment or a contract for continued service as a Director or an Advisor. Neither a Director nor an Advisor selected as a Participant shall have the right to be retained as a director or an advisor of the Company or any Related Company and shall not have any right or claim under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

    9.3        Evidence. Anyone required to give evidence under the Plan may give such evidence by certificate, affidavit, document or other information which the person acting on the evidence considers pertinent, reliable and signed, made or presented by the proper party or parties.

    9.4        Amendment and Termination of the Plan and Agreements. The Board may amend, modify or terminate the Plan at any time. No such amendment, modification or termination shall result in the Plan as a whole being subject to variable, or other adverse, accounting treatment or adversely affect, in any way, the rights of individuals who have outstanding Options or awards of Restricted Stock unless such individuals consent to such amendment or termination or such amendment or termination is necessary to comply with applicable law. The Committee may amend any Agreement that it previously has authorized under the Plan if the amended Agreement is signed by the Company and the applicable Participant.

    9.5        Gender and Number; Headings. Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof.

    9.6        Legal References. Any reference in this Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law.

    9.7        Notices. In order for a Director or Advisor or other individual to give notice or other communication to the Committee, the notice or other communication shall be in the form specified by the Committee and delivered to the location designated by the Committee in its sole discretion.

9.8 Governing Law. The Plan is governed by and shall be construed in accordance with the laws of the State of Florida.

ADOPTED BY BOARD OF DIRECTORS ON OCTOBER 16, 2003

TO BE APPROVED BY SHAREHOLDERS ON DECEMBER 10, 2003

MasTec 3155 NW 77th AVENUE MIAMI, FL 33122

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site.  You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call.  You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to MasTec, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK			MASTEC		KEEP THIS PORTION FOR YOUR RECORDS
.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED				DETACH AND RETURN THIS PORTION ONLY
MasTec, Inc.

(1)     Approve the adoption of the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees, as more fully described in the Proxy Statement. The Board of Directors recommends a vote FOR the Amended and Restated 2003 Stock Incentive Plan for Non-Employees.

		For ☐	Against ☐	Abstain ☐

(2) In the Proxies' discretion, upon any other business that may properly be presented at the Special Meeting or any adjournments or postponements thereof.

Receipt of the Notice and Proxy Statement for the Special Meeting of Shareholders.

    (Please sign exactly as your name or names appear on this proxy.  When signing as executor, guardian, trustee, joint owners, agent, authorized representative or a corporate owner, or other representative, please give your full title as such.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

PROXY FOR 2003 SPECIAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Donald P. Weinstein and Christina Canales (the "Proxies"), or any one of them, with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. ("MasTec") that the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held at MasTec's corporate offices, 3155 N.W. 77th Avenue, Miami, Florida 33122, at 9:30 a.m. on Wednesday, December 10, 2003, or any adjournments or postponements thereof, on all matters properly coming before the Special Meeting, including, but not limited to, the matters stated on the reverse side.

If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the "401(k) Plan"), then the undersigned hereby directs the Trustee of the 401(k) Plan to vote all shares of MasTec common stock in the undersigned's name and/or account under the 401(k) Plan in accordance with the instructions given herein, at the Special Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Special Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES "FOR" PROPOSAL NUMBER 1 SET FORTH ON THE REVERSE SIDE AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.  YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

(Continued and to be signed on reverse)